CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of the Conestoga Small Cap Fund, a series of shares of beneficial interest of Conestoga Funds, of our report dated October 13, 2005 on the financial statements and financial highlights included in the September 30, 2005 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                    BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
January 25, 2006